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Exhibit 10.5

UAL CORPORATION AND UNITED AIR LINES, INC.
EXECUTIVE SEVERANCE PLAN
AMENDMENT NO. 1

        This Amendment No. 1 (this "Amendment") to the UAL Corporation and United Air Lines, Inc. Executive Severance Plan dated April 1, 2007 (the "Plan"), is made as of January 1, 2008.

        WHEREAS pursuant to Section 11 of the Plan, the Plan may be modified or amended by the Human Resources Subcommittee of the Board of Directors (the "Committee"); and

        WHEREAS pursuant to Section 5(a) of the Plan, United may make amendments to the Plan for the purpose of avoiding the application of penalties and taxes upon the Executive under Section 409A of the Internal Revenue Code ("Section 409A"); and

        WHEREAS, final regulations have been issued under Section 409A, which are effective as of January 1, 2008, and the Committee wishes to comply with such regulations and the related transition guidance by amending the Plan prior to, and effective as of, January 1, 2008;

        NOW THEREFORE, the Plan is hereby amended as follows (capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Plan):

1.
Section 1 of the Plan is amended by adding the following definition:

    ""Plan Year" means the twelve-month period beginning each January 1st."

2.
The definition of "Termination Date" in Section 1 of the Plan is amended to read as follows:

    ""Termination Date" means, with respect to any Participant, the date on which the Participant's Qualifying Termination, in accordance with the terms of the Plan, is effective. The last day of a Participant's active employment with the Company shall be considered such employee's Termination Date for purposes of Company's employee benefit plans, unless provided otherwise pursuant to such plan."

3.
Section 3(a)(ii) of the Plan is amended by adding the following text at the end thereof:

    "Notwithstanding the foregoing, in all events the reimbursement of medical and dental expenses must be made on or before the last day of the calendar year following the year in which the expenses were incurred."

4.
Section 3 of the Plan is amended by adding a new subsection (c) and (d) to read as follows:

(c)
409A Exempt Payments. Each of the payments of severance and continued benefits under paragraphs (a)(i) and (ii) above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Participant's termination and do not exceed the lesser of two times the Participant's annual rate of pay in the year prior to his termination or two times the limit under Code Section 401(a)(17) then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Code Section 409A.

(d)
Exempt Payments to Specified Employees. Notwithstanding any provision in this Plan to the contrary, Severance Benefits in excess of those described in paragraph (c) to a Specified Employee shall not commence until at least six months after the date the Specified Employee terminates employment. Whether a Participant is a Specified Employee shall be determined annually on each Specified Employee Identification Date. Any Participant so identified, shall be a Specified Employee for the entire 12-month period beginning on the following Specified Employee Effective Date. To the extent the payments to be made during the first six month period following a Specified Employee's termination of employment exceed such exempt amounts described in paragraph (c), those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after termination; provided that, if a Participant dies during such six-month period, any such delayed payments shall not be further delayed, and shall be immediately payable to the Participant's devisee, legatee or other designee or, should there be no such designee, to the Participant's estate in accordance with the applicable provisions of this Plan.

    For purposes of this paragraph (d), "Specified Employee" means a Participant who is a specified employee within the meaning of Treasury Regulation Section 1.409A-1(i); "Specified Employee Effective Date" means the April 1st next following a Specified Employee Identification Date; and "Specified Employee Identification Date" means December 31st of each Plan Year."

5.
Section 5(a) of the Plan is amended by striking the second sentence thereof, and modifying the penultimate sentence thereof to read as follows:

    "From and after the Effective Date, (a) the Company shall administer and operate this Plan in compliance with Section 409A of the Code and any rules, regulations or other guidance promulgated thereunder as in effect from time to time and (b) in the event that the Company determines that any provision of this Plan does not comply with Section 409A of the Code or any such rules, regulations or guidance and that as a result any Participant may become subject to a Section 409A tax, notwithstanding Section 11, the Company shall have the discretion to amend or modify such provision to avoid the application of such Section 409A tax, and in no event shall any Participant's consent be required for such amendment or modification."

6.
Section 6(a) of the Plan is amended by adding the following sentence as the penultimate sentence thereof:

    "Notwithstanding the foregoing provisions of this paragraph (a), to the extent the Severance Benefits are not exempt from Code Section 409A as provided under Section 3(c) above, then an offset may be only be made from such non-exempt Severance Benefits where the offset does not exceed $5,000 in any Plan Year, the outstanding financial obligation was incurred in the ordinary course of the Participant's employment relationship, and the offset is made at the same time and in the same amount as the outstanding financial obligation otherwise would have been due and collected from the Participant."

*        *        *

        IN WITNESS WHEREOF, and as authorized by the Human Resources Subcommittee of the Board of Directors of UAL Corporation, this Amendment No. 1 to the UAL CORPORATION AND UNITED AIR LINES, INC. EXECUTIVE SEVERANCE PLAN is executed on this 5th day of December, 2007

Paul R. Lovejoy Name
Senior Vice President, General Counsel and Secretary Title
/s/ Paul R. Lovejoy Signature

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  Exhibit 10.5